Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Separation Agreement”) is entered into by and between Calyxt, Inc. (the “Company”) and Mr. Federico Tripodi (“Executive”).

WITNESSETH

WHEREAS, Executive is currently employed by the Company as Chief Executive Officer;

WHEREAS, Executive and the Company are currently parties to an Offer Letter, dated May 6, 2016, which sets forth the terms and conditions of Executive’s employment with the Company (the “Employment Agreement”) (attached hereto as Exhibit A);

WHEREAS, it has been determined to be in both parties’ interests for Executive’s employment with the Company to terminate; and

WHEREAS, in conjunction with this separation of employment, the Company and Executive desire to enter into an agreement setting forth the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Company and Executive hereby agree as follows:

1.    Termination of Employment. Pursuant to this Separation Agreement, the effective date of Executive’s separation of employment will be August 21, 2018 (the “Separation Date”). The parties agree that Executive shall not report to work after the Separation Date. Executive recognizes that he will be removed from the Company’s payroll and his employment relationship with the Company will be terminated for all purposes on the Separation Date. Further, Executive hereby resigns from all other positions and offices, if any, that he holds with the Company or any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company, effective as of the Separation Date. On the first payroll date following the Separation Date, Executive shall receive (a) any base salary that has accrued but is unpaid as of the Separation Date, (b) any reimbursable expenses that have been incurred but are unpaid as of the Separation Date, (c) an amount equal to $24,695.40, which represents payment for all of Executive’s unused vacation days that have accrued as of the Separation Date, and (d) an amount equal to $144,000, less any applicable deductions, which represents a pro-rata portion of Executive’s 2018 annual bonus.

2.    Severance Compensation. In exchange for Executive’s commitments as outlined in this Separation Agreement, the Company agrees to continue to pay Executive his base salary as in effect on the Separation Date at the annual rate of $360,000 (less any applicable deductions (e.g., tax withholdings)) for a period of twelve (12) months following the Separation Date in accordance with the Company’s normal payroll practices as in effect from time to time (such payments hereinafter referred to as the “Severance Payments”); provided, however, that the first installment of such payment will be issued on the next regularly administered pay period following the Effective Date (as defined in Section 14) and will include any amounts that were not paid following the Separation Date because Executive had not executed this Separation Agreement. Each payment under this Section 2 shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Executive expressly acknowledges that the Severance Payments described in this section are being provided in exchange for his promises set forth herein and that he is not otherwise entitled to the compensation outlined in this Section 2 and that such compensation serves as adequate consideration for his commitments set forth in this Separation Agreement. Executive shall not accrue or be eligible for any salary, pay, benefits or consideration from the Company other than outlined herein. The offer to enter into this Separation Agreement shall remain open for twenty-one (21) days from Executive’s receipt of this Separation Agreement, after which time it shall be deemed withdrawn without further action or notice by the Company. Executive will not receive any Severance Payments if this Separation Agreement is not executed on or prior to the twenty-first (21st) day following receipt of this Separation Agreement.

3.    Equity Acknowledgement. In accordance with the terms of (a) the Equity Incentive Plan (as amended) (the “Equity Incentive Plan”) and the Stock Option Agreement, dated April 7, 2016, by and between the Company and Executive (the “2016 Stock Option Agreement”), and (b) the Company’s 2017 Omnibus Incentive Plan (the “2017 Equity Plan”), the Stock Option Agreement, dated June 14, 2017, by and between the Company and Executive (the “2017 Stock Option Agreement”), and the Restricted Stock Unit Agreement, dated June 14, 2017, by and between the Company and Executive (the “2017 RSU Agreement”), (i)(A) 156,187 options to purchase shares of the Company’s common stock that were granted to Executive pursuant to the 2016 Stock Option Agreement that have vested and remain unexercised as of the Separation Date shall continue to be held by Executive and remain exercisable until November 21, 2018, in accordance with the terms of the Equity Incentive Plan and the 2016 Stock Option Agreement; (B) 44,100 options to purchase shares of the Company’s common stock that were granted to Executive pursuant to the 2017 Stock Option Agreement that have vested and remain unexercised as of the Separation Date shall continue to be held by Executive and remain exercisable until November 21, 2018, in accordance with the terms of the 2017 Equity Plan and the 2017 Stock Option Agreement, and (C) 52,063 options that were granted pursuant to the 2016 Stock Option Agreement and 249,900 options that were granted pursuant to the 2017 Stock Option Agreement, all of which are unvested as of the Separation Date, shall be forfeited and cancelled on the Separation Date; and (ii) (A) 166,600 restricted stock units granted to Executive pursuant to the 2017 RSU Agreement that remain unvested as of the Separation Date shall be forfeited on the Separation Date; and (B) Executive shall continue to be entitled to all rights and benefits with respect to 29,400 shares of the Company’s common stock that were received with respect to restricted stock units that vested prior to the Separation Date under the 2017 RSU Agreement. Executive acknowledges that he may not trade in Company securities while he is in possession of the Company’s material nonpublic information, including after the Separation Date, until that information has become public or is no longer material.

4.    Release in Full of All Claims. In exchange for the consideration set forth herein, Executive, for himself, his agents, attorneys, heirs, administrators, executors, assigns, and other representatives, and anyone acting or claiming on his or their joint or several behalf, hereby releases, waives, and forever discharges the Company, including its past or present employees, officers, directors, managers, trustees, board members, stockholders, agents, affiliates (including, but not limited to, Cellectis S.A. and its affiliates, and their respective past or present employees, officers, directors, managers, trustees, board members, stockholders, and agents), parent entity(ies), subsidiaries, successors, assigns, and other representatives, and anyone acting on their joint or several behalf (the “Releasees”), from any and all known and unknown claims, causes of action, demands, damages, costs, expenses, liabilities, or other losses arising on or prior to the date Executive signs this Separation Agreement, including, but not limited to, those that in any way arise from, grow out of, or are related to Executive’s employment with the Company or any of its affiliates and subsidiaries or the termination thereof. By way of example only and without limiting the immediately preceding sentence, Executive agrees that he is releasing, waiving, and discharging any and all claims against the Company and the Releasees under (a) any federal, state, or local employment law or statute, including, but not limited to, Title VII of the Civil Rights Act(s) of 1964 and 1991, Section 1981 of the Civil Rights Act of 1870, the Fair Labor Standards Act, the Executive Retirement Income Security Act, the Americans with Disabilities Act (the “ADA”), the Age Discrimination in Employment Act (the “ADEA”), the Older Workers Benefit Protection Act (the “OWBPA”), the Family and Medical Leave Act (the “FMLA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Uniformed Services Employment and Reemployment Rights Act (the “USERRA”), applicable state civil rights law(s), including, but not limited to, the Minnesota Human Rights Act, Minn. Stat. Chap. 363, and any provision of Minn. Stat. Chapter 181 or (b) any federal, state or municipal law, statute, ordinance or common law doctrine regarding (i) the existence or breach of oral or written contracts of employment, (ii) negligent or intentional misrepresentations, (iii) promissory estoppel, (iv) interference with contract or employment, (v) defamation or damage to business or personal reputation, (vi) assault and battery, (vii) negligent or intentional infliction of emotional distress, (viii) unlawful discharge in violation of public policy, (ix) discrimination, (x) retaliation, (xi) wrongful discharge, (xii) harassment, (xiii) whistleblowing, (xiv) breach of implied covenant of good faith, or (xv) claims under any of the Releasees’ policies or practices.

Notwithstanding the foregoing, Executive does not: (A) give up his right to any benefits to which he is entitled under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Code, (B) give up his rights, if any, under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), (C) give up his rights to any monetary award from a government-administered whistleblower award program, such as that offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, (D) give up his rights to enforce the terms of this Separation Agreement, (E) release any claims to challenge the validity of this Separation Agreement under the ADEA, (F) give up any rights to indemnification under the Indemnification Agreement between the Company and Executive, dated as of July 19, 2017 (the “Indemnification Agreement”), any D&O liability insurance procured by the Company prior to the Separation Date, or applicable federal or state law, or (G) release any claims that Executive cannot waive by operation of law. Nothing contained herein shall be construed to prohibit Executive from filing a charge with or participating in any investigation by the Equal Employment Opportunity Commission (the “EEOC”) or any other governmental or administrative agency or participating in investigations by that entity or any other governmental or administrative agency. However, Executive acknowledges that the release he executes herein waives his right to seek or accept individual remedies or monetary damages in any such action or lawsuit arising from such charges or investigations, including, but not limited to, back pay, front pay, or reinstatement. Executive further agrees that if any person, organization, or other entity should bring a claim against the Releasees involving any matter covered by this Separation Agreement, Executive will not accept any personal relief in any such action, including damages, attorneys’ fees, costs, and all other legal or equitable relief.

5.    Employment Reference. For purposes of inquiries from prospective employers, the Company agrees to provide neutral employment information such as Executive’s dates of employment, job title(s) and salary. All inquiries from prospective employers shall be directed to the Chief Executive Officer of the Company.

6.    Affirmation of Confidentiality, Non-Competition and Non-Solicitation Obligations. In executing this Separation Agreement, Executive hereby reaffirms his confidentiality, non-competition, non-solicitation and other obligations set forth in Section 9 of the Employment Agreement. Executive further affirms that in order to protect the Company’s Business as outlined in Section 9(a) of the Employment Agreement, Executive has the obligation to notify the Company of any future activity and responsibilities prior to starting a new position during the one-year period following the Separation Date and to reimburse the Company for any severance and non-compete payments received from the Company after the Separation Date in the event that Executive breaches Section 9(b)(i) of the Employment Agreement. Any such reimbursements shall be made to the Company within five (5) days after the Company gives Executive written notice of the breach of Section 9(b)(i) of the Employment Agreement. Further, Executive acknowledges and expressly agrees that the Company has the unilateral right to discontinue payment of any severance under Section 2 of this Separation Agreement in the event that Executive breaches any of his other post-employment obligations under the Employment Agreement. In addition, the U.S. Defend Trade Secrets Act of 2016 (the “DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

7.    Return of Company Property. Executive affirms that he has returned to the Company all property of the Company in his possession including, without limitation, all computers, records, paper and electronic files, documents, software programs, and copies thereof, pertaining to the business of the Company, which records, files, documents and programs may constitute trade secrets and proprietary information belonging solely to the Company. Executive may not retain copies of any such records, files, documents or programs, and hereby relinquishes and assigns to the Company any and all rights, if any, that he may have in any such records, files, documents or programs. Executive may retain copies of Executive’s Employment Agreement, benefits summaries, personal payroll documents, and equity agreements without violating his obligation under this Section 7 to return Company property.

8.    Nondisclosure of Terms. Executive agrees that the existence, terms and conditions of this Separation Agreement, and any and all underlying communications and negotiations in connection with or leading to this Separation Agreement, are and shall remain confidential. Executive agrees that he will not disclose the existence or terms of this Separation Agreement in whole or in part to any individual or entity except (a) to members of Executive’s immediate family and his professional advisors, who shall be advised of this confidentiality provision, (b) to the extent required by a final and binding court order or other compulsory process, and (c) to any federal, state, or local taxing authority. Upon Executive’s receipt of any order, subpoena or other compulsory process demanding production or disclosure of this Separation Agreement, Executive agrees that he will promptly notify the Company in writing of the requested disclosure, including the proposed date of the disclosure, the reason for the requested disclosure and the identity of the individual or entity requesting the disclosure, at least ten (10) business days prior to the date that such disclosure is to be made or immediately upon receipt of the requested disclosure. Executive agrees not to oppose any action that the Company might take with respect to any such requested disclosure. Nothing in this Separation Agreement prevents Executive from providing, without prior notice to the Company, information to governmental or administrative authorities regarding possible violations of law or otherwise testifying or participating in any investigation or proceeding by any governmental or administrative authorities regarding possible violations of law. If Executive breaches his promise of confidentiality contained in this Section, Executive agrees to pay the Company as liquidated damages immediately and upon demand, any and all amounts paid to Executive under this Separation Agreement. Executive agrees that this sum represents fair and reasonable liquidated damages since the amount of actual damages to the Company in the event of such breach is uncertain.

9.    Mutual Nondisparagement. Executive agrees that he shall not talk about or otherwise communicate to any third parties in a malicious, disparaging or defamatory manner regarding the Company or the Releasees or any aspect of his employment with the Company. Further, Executive shall not make or authorize to be made any written or oral statement that may disparage or damage the reputation of the Company or the Releasees. The Company agrees to use its reasonable best efforts to cause the appointed officers of the Company and the individual members of the Board who, in each case, provided services to the Company as of the Separation Date to refrain from talking about or otherwise communicating to any third parties in a malicious, disparaging or defamatory manner regarding Executive or any aspect of his employment with the Company.

10.    Future Cooperation. Executive agrees that he will fully cooperate with the Company in effecting an orderly transition of his duties and in ensuring that the business of the Company is conducted in a professional, positive and competent manner through the Separation Date. Thereafter, Executive agrees that he shall respond to reasonable requests for information from the Company regarding matters that may arise in the Company’s business. Executive agrees that he will respond to any such requests from the Company promptly. Executive further agrees to fully and completely cooperate with the Company, its advisors and its legal counsel with respect to any litigation that is pending against the Company and any claim or action that may be filed against the Company in the future.    Such cooperation shall include making himself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company. The Company and Executive agree that the first 80 hours of Executive’s cooperation during the Severance Period will be at no additional cost to the Company. If the Company requests Executive to spend additional time providing such services, the Company shall agree to pay Executive for any additional services at an hourly rate to be mutually determined by the Company and Executive in accordance with the Company’s standard policies and/or practices for such payments. The Company also agrees to pay/reimburse Executive for any approved travel expenses incurred as a result of his cooperation with the Company.

11.    Assistance to Others. Executive agrees not to assist or cooperate, in any way, directly or indirectly, with any person, entity or group (other than the EEOC or other governmental or administrative agency) involved in any proceeding, inquiry or investigation of any kind or nature against or involving the Company or any of the Releasees, except as required by law, subpoena or other compulsory process.

Moreover, Executive agrees that to the extent he is compelled to cooperate with such third parties, he shall disclose to the Company in advance that he intends to cooperate and shall disclose the manner in which he intends to cooperate. Further, Executive agrees that within three (3) days after such cooperation, he will meet with representatives of the Company and disclose the information that he provided to the third party. This Section is to be broadly construed and is to include conversations, informal comments, confirmations, suggestions or advice of any type to third parties, their counsel or their advisors. Further, if Executive is legally required to appear or participate in any proceeding that involves or is brought against the Company or the Releasees, Executive agrees to disclose to the Company in advance what he plans to say or produce and otherwise cooperate fully with the Company or the Releasees; however, nothing in this Separation Agreement is intended to require Executive to notify the Company in advance of any communication with or disclose what he plans to say to the EEOC, the Securities and Exchange Commission (SEC) or any other governmental or administrative agency.

12.    Arbitration and Damages in Case of Breach. Any and all disputes arising out of or in any way relating to this Separation Agreement shall be submitted to binding arbitration before a panel mutually agreed to by the parties and conducted in accordance with the Rules of the American Arbitration Association. Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated or allowed by applicable law (including, without limitation, injunctive relief to prevent violations of Section 9 of the Employment Agreement) will be subject to arbitration under this Section 12, but will instead be subject to determination before a federal or state court of competent jurisdiction located in the State of Minnesota (exclusive of any legal principles pertaining to conflicts of laws), which court shall apply Minnesota law consistent with Section 17 of this Separation Agreement.

Any breach of this Separation Agreement by Executive or the Company shall entitle the other party to recover (a) any and all amounts paid pursuant to this Separation Agreement, plus (b) any actual damages that the Company or Executive can establish resulted or will result from such breach, upon a showing to a binding arbitration panel mutually agreed to by the parties and conducted in accordance with the Rules of the American Arbitration Association. Each party shall bear its or his own attorney’s fees. This Section shall not apply to any claim filed by Executive with the EEOC, SEC or other governmental or administrative agencies, including an action concerning the enforceability of this Separation Agreement.

13.    No Admission of Wrongful Conduct. Executive hereby acknowledges and agrees that, by the Company providing the consideration described above and entering into this Separation Agreement, the Company, including its past or present employees, officers, managers, directors, trustees, board members, stockholders, agents, affiliates (including, but not limited to, Cellectis S.A. and its affiliates), subsidiaries, parent corporations, successors, assigns, or other representatives, and the Releasees are not admitting any unlawful or otherwise wrongful conduct or liability to Executive or his heirs, executors, administrators, assigns, agents, or other representatives.

Executive and the Company further understand and agree that this Separation Agreement shall not be admissible as evidence in any court or administrative proceeding, except that either party may submit this Separation Agreement to any appropriate forum in the event of an alleged breach of this Separation Agreement or a claim by either party concerning the enforceability or interpretation of this Separation Agreement.

14.    ADEA/OWBPA Waiver & Acknowledgment. Executive understands that the release set forth in Section 4 includes a release of any claims he may have under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., against any of the Releasees that may have existed on or prior to the date upon which Executive executes this Separation Agreement. Executive understands that the ADEA is a federal statute that prohibits discrimination on the basis of age. Executive wishes to waive any and all claims under the ADEA that Executive may have against any of the Releasees as of the date upon which Executive executes this Separation Agreement, and hereby waives such claims. Executive understands that any claims under the ADEA that may arise after the date this Separation Agreement is executed by Executive are not waived. Executive acknowledges that he is receiving consideration for the waiver of any and all claims under the ADEA to which he is not already entitled.

Executive, pursuant to and in compliance with the rights afforded him under the Older Workers Benefit Protection Act and the Minnesota Human Rights Act: (a) is advised to consult with an attorney before executing this Separation Agreement; (b) has, at his option, at least twenty-one (21) days to consider this Separation Agreement; (c) may revoke this Separation Agreement at any time within the fifteen (15) day period following his execution of this Separation Agreement (the “Revocation Period”); (d) is advised that this Separation Agreement shall not become effective or enforceable until the Revocation Period has expired; and (e) is advised that he is not waiving claims that may arise after the date on which he executes this Separation Agreement.

Executive may revoke this Separation Agreement by delivering a written notice of revocation to Mr. André Choulika, at Cellectis SA, 8, rue de la Croix Jarry, 75013 Paris, FRANCE or by email at andre.choulika@cellectis.com. For this revocation to be effective, such written notice must be received by such person, at the address set forth above no later than the close of business on the fifteenth (15th) day after Executive signs this Separation Agreement. If this Separation Agreement is not revoked within the Revocation Period, this Separation Agreement will become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”). Executive understands and acknowledges that if he revokes this Separation Agreement within the Revocation Period, Executive will not receive any Severance Payments.

15.    Taxes. The Company may withhold from any amounts payable under this Separation Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Further, this Separation Agreement shall be construed and interpreted to comply with Section 409A of the Code, and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A of the Code. It is intended that amounts payable pursuant to this Separation Agreement shall be excluded from the requirements of Section 409A of the Code either under the separation pay exception or as short-term deferral amounts to the maximum possible extent. Notwithstanding any other provision of this Separation Agreement, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, and Executive shall be responsible for any taxes imposed on Executive with respect to any such payment.

16.    Reemployment or Future Association. Executive hereby agrees that he shall not seek reinstatement or apply for future employment with the Company or any of its affiliates and subsidiaries; and should Executive apply for reinstatement or re-employment in violation of this Section, neither the Company nor any of its affiliates and subsidiaries shall incur any liability by virtue of its or their refusal to hire him or consider him for employment.

17.    Governing Law. This Separation Agreement shall in all respects be interpreted, construed and governed by and in accordance with the internal substantive laws of the State of Minnesota.

18.    Severability. Should any provision of this Separation Agreement be declared or be determined by any court to be invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said invalid part, term or provision shall be deemed not to be part of this Separation Agreement. The waiver of a breach of any of the provisions of this Separation Agreement shall not operate or be construed as a waiver of any other provision of this Separation Agreement or a waiver of any subsequent breach of the same provision. Notwithstanding the foregoing, if the release set forth in Section 4 is invalidated, this Separation Agreement is nullified in its entirety and the Company shall have no obligations under this Separation Agreement.

19.    Voluntary Execution. Executive acknowledges that he is executing this Separation Agreement voluntarily and of his own free will and that he fully understands and intends to be bound by the terms of this Separation Agreement. Further, Executive acknowledges that he has received a copy of this Separation Agreement on August 21, 2018 and has had an opportunity to carefully review this Separation Agreement with his attorney prior to executing it or warrants that he chooses not to have his attorney review this Separation Agreement prior to signing. Executive will be responsible for any attorneys’ fees incurred in connection with the review of this Separation Agreement by his attorneys. This Separation Agreement may be executed in counterparts and by signatures transmitted by fax or email. Executive acknowledges that this Separation Agreement may not be executed prior to the Separation Date, and if Executive executes the Separation Agreement prior to the Separation Date, it is null and void.

20.    No Assignment of Claims. Executive hereby represents and warrants that he has not previously assigned or purported to assign or transfer to any person or entity any of the claims or causes of action herein released.

21.    Entire Agreement. This Separation Agreement constitutes the entire agreement between the Company and Executive with respect to the subject matter of this Separation Agreement, and there are no other written or oral agreements, understandings or arrangements except as set forth herein. For the avoidance of doubt, this Separation Agreement supersedes the Employment Agreement as of the date hereof, and such Employment Agreement is of no further force and effect; provided, however, that the non-competition, non-solicitation and other similar obligations set forth in Section 9 of the Employment Agreement shall survive the termination of the Employment Agreement, if applicable, and the Company’s obligation to indemnify Executive in accordance with the terms of the Indemnification Agreement shall survive the termination of the Employment Agreement. Any amendments, additions or other modifications to this Separation Agreement must be done in writing, signed by both parties, and subject to approval of the Company’s Board of Directors in order to be binding.

22.    Successors and Assigns. This Separation Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Executive and a duly authorized representative of the Company hereby certify that they have read this Separation Agreement in its entirety and voluntarily executed as of the date set forth under their respective signatures.

CALYXT, INC.

By:	/s/ André Choulika
Name:	André Choulika
Title:	Chairman

Date:	September 11, 2018

EXECUTIVE

/s/ Federico Tripodi
FEDERICO TRIPODI

Date:	September 10, 2018